Exhibit 99.1

WAUSAU PAPER ANNOUNCES DEFINITIVE AGREEMENT TO

DIVEST SPECIALTY PAPER BUSINESS

MOSINEE, WI – May 20, 2013 – Wausau Paper (NYSE:WPP) today announced that it has signed a definitive agreement to sell its specialty paper business to a new company sponsored by KPS Capital Partners L.P. (“KPS”), a New York-based private equity firm with significant experience in the paper industry.  The new company will be known as Expera Specialty Solutions, LLC (“Expera”).

KPS, as previously announced, has also entered into a definitive agreement to acquire the specialty paper business of Packaging Dynamics Corporation (“Thilmany”), which operates paper mills in De Pere and Kaukauna, Wisconsin.  Expera will combine the Thilmany business with Wausau Paper’s specialty paper business to create a leading North American manufacturer of specialty paper products for the food packaging, industrial, and pressure-sensitive release liner segments.

A collective bargaining agreement covering employees at the Mosinee, Rhinelander, and Kaukauna facilities has been negotiated and ratified.  The collective bargaining agreement and the Thilmany acquisition agreement were both conditions to Wausau Paper entering into its agreement with KPS.

Key highlights of the transaction are as follows:

•

The transaction will result in net cash proceeds to Wausau Paper of approximately $110 million after settlement of transaction-related liabilities, transaction costs and taxes.

•

Expera will acquire the assets of Wausau Paper’s Rhinelander and Mosinee mills; the assets of the company’s Brainerd mill are not included in the transaction.

•

Wausau Paper will retain defined benefit pension and other post-retirement benefit obligations; however, effective with the closing of the transaction, approximately $41 million of future liability will be eliminated.

•

Wausau Paper will not hold any equity ownership in Expera.

•

Wausau Paper will have the opportunity to receive a contingent payment that would be equal to what the holder of a 5% equity interest in Expera would receive if certain performance thresholds and KPS liquidity events occur.

Hank Newell, president and CEO of Wausau Paper, commented, “This transaction accomplishes all of our key objectives:  divesting our paper business in a way that creates value for our shareholders, creating a specialty business under new ownership with the scale and product breadth to compete globally, and narrowing our focus to accelerating growth in our tissue business.”

The transaction has received required regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act.  Other customary conditions to closing, including third party financing, remain.  The Wausau Paper sale to Expera is also conditioned upon Expera completing the acquisition of the Thilmany business.  While the company expects to finalize the transaction in the second or third quarter of 2013, there can be no certainty or assurance about the timing or completion of a transaction.

Mesirow Financial, Inc. and Ruder Ware, L.L.S.C. have been the financial and legal advisors to Wausau Paper.

About Wausau Paper:

Wausau Paper produces and markets specialty papers for industrial, commercial and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The company is headquartered in Mosinee, Wisconsin and is listed on the NYSE under the symbol WPP. To learn more about Wausau Paper visit: www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The matters discussed in this news release concerning the company’s future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the company’s Form 10-K for the year ended December 31, 2012.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

# # #